Exhibit 99.1

News

FOR IMMEDIATE RELEASE	Contact:	Cathy Maloney, VP Investor Relations
508-651-6650
cmaloney@bjs.com

BJ’S WHOLESALE CLUB ANNOUNCES FIRST QUARTER EARNINGS

Updates Full Year Earnings Guidance for 2009 to a Range of $2.44 - $2.54

NATICK, MA – May 20, 2009 – BJ’s Wholesale Club, Inc. (NYSE: BJ) today reported net income for the first quarter of 2009 of $24.3 million, or $.45 per diluted share. For the first quarter of 2008, the Company reported net income of $17.2 million, or $.29 per diluted share.

Net sales for the first quarter of 2009 increased by 0.2% to $2.26 billion. Comparable club sales decreased by 1.5%, including the negative impact from sales of gasoline of 9.0%. Excluding the impact of gasoline, merchandise comparable club sales increased for the first quarter of 2009 by 7.5%. For the first quarter of 2008, net sales increased by 12.3% to $2.25 billion and comparable club sales increased by 9.6%, including a contribution from sales of gasoline of 3.9%. Excluding the impact of gasoline, merchandise comparable club sales increased for the first quarter of 2008 by 5.7%.

During the first quarter of 2009, the Company purchased approximately 2.38 million shares of BJ’s common stock at an average cost of $29.57 per share, or approximately $70.4 million dollars, leaving approximately $138.2 million dollars remaining under the current repurchase authorization.

Revised Earnings Guidance for Fiscal 2009

The Company today also announced revised earnings guidance. For the year ending January 30, 2010, the Company now expects to report earnings per diluted share in the range of $2.44 to $2.54 compared to previous guidance of $2.42 to $2.52.

Conference Call Information for First Quarter Financial Results

As previously announced, at 8:30 a.m. Eastern Time today, BJ’s management plans to hold a conference call to review first quarter results and to discuss its outlook for the remainder of 2009. To access the webcast, visit www.bjsinvestor.com/events.cfm to hear the call live, or to listen to an archive of the call, which will be available for approximately 90 days following the call.

About BJ’s Wholesale Club

BJ’s introduced the wholesale club concept to New England in 1984, and has since expanded to become a leading warehouse club chain in the eastern United States. The Company currently operates 181 BJ’s Wholesale Clubs in 15 states. BJ’s press releases and filings with the SEC are available on the Internet at www.bjsinvestor.com.

Forward-Looking Statements

Statements contained in this press release, including earnings guidance, that are not purely historical are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include, without limitation, levels of gasoline profitability, levels of customer demand, economic and weather conditions, state and local regulation in the Company’s markets, and competitive conditions and other factors discussed in the Company’s Annual Report on SEC Form 10-K for the fiscal year ended January 31, 2009. Any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

-See Attached Financial Tables -

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

STATEMENTS OF INCOME (Unaudited)

(Dollars in Thousands Except Per Share Amounts)

	Thirteen Weeks Ended
	May 2, 2009	May 3, 2008
Net sales	$2,258,598	$2,253,128
Membership fees	44,387	44,014
Other revenues	10,986	10,614

Total revenues	2,313,971	2,307,756

Cost of sales, including buying and occupancy costs	2,066,017	2,090,173
Selling, general and administrative expenses	205,132	187,922
Preopening expenses	1,569	532

Operating income	41,253	29,129
Interest income (expense), net	(135)	121

Income from continuing operations before income taxes	41,118	29,250
Provision for income taxes	16,694	11,905

Income from continuing operations	24,424	17,345
Loss from discontinued operations, net of income taxes	(88)	(156)

Net income	$24,336	$17,189

Basic earnings per common share:
Income from continuing operations	$0.46	$0.30
Loss from discontinued operations	(0.01)	(0.01)

Net income	$0.45	$0.29

Diluted earnings per common share:
Income from continuing operations	$0.45	$0.29
Loss from discontinued operations	—	—

Net income	$0.45	$0.29

Number of common shares for earnings per share computations:
Basic	53,572,601	58,719,799
Diluted	54,446,255	59,638,296

BJ’s clubs in operation - end of period	180	177

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

CONDENSED BALANCE SHEETS (Unaudited)

(Dollars in Thousands)

	May 2, 2009	May 3, 2008
ASSETS
Current assets:
Cash and cash equivalents	$40,024	$96,689
Accounts receivable	119,238	115,210
Merchandise inventories	883,442	865,174
Current deferred income taxes	13,918	27,297
Prepaid expenses	29,629	28,702

Total current assets	1,086,251	1,133,072
Property, net of depreciation	918,878	867,385
Deferred income taxes	7,218	4,289
Other assets	22,924	22,377

TOTAL ASSETS	$2,035,271	$2,027,123

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term debt	$577	$538
Short-term debt	35,000	—
Accounts payable	621,141	635,357
Closed store lease obligations	1,857	1,923
Accrued expenses and other current liabilities	302,120	288,056

Total current liabilities	960,695	925,874
Long-term debt, less portion due within one year	1,000	1,577
Noncurrent closed store lease obligations	9,164	10,108
Other noncurrent liabilities	105,886	109,883
Stockholders’ equity	958,526	979,681

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,035,271	$2,027,123

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

(Dollars in Thousands)

	Thirteen Weeks Ended
	May 2, 2009	May 3, 2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$24,336	$17,189
Provision for club closing costs	28	185
Depreciation and amortization	27,042	26,499
Share-based compensation expense	4,850	4,264
Deferred income taxes	833	(925)
Decrease in merchandise inventories, net of accounts payable	9,356	31,955
Decrease in closed store lease obligations	(318)	(484)
Other	5,050	(27,028)

Net cash provided by operating activities	71,177	51,655

CASH FLOWS FROM INVESTING ACTIVITIES
Property additions	(46,557)	(25,843)
Property disposals	—	67
Purchase of marketable securities	(436)	(245)
Sale of marketable securities	31	349

Net cash used in investing activities	(46,962)	(25,672)

CASH FLOWS FROM FINANCING ACTIVITIES
Excess tax benefit from exercise of stock options	5	627
Borrowing of short-term debt	35,000	—
Purchase of treasury stock	(70,410)	(33,621)
Proceeds from issuance of common stock	195	6,515
Repayment of long-term debt	(138)	(129)

Net cash used in financing activities	(35,348)	(26,608)

Net decrease in cash and cash equivalents	$(11,133)	$(625)

NOTE TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

1.	Certain amounts in the prior year’s financial statements have been revised to conform to the current year presentation.